Exhibit 99.1

Newfield Exploration Announces Results from Treasure Island Exploration Well

FOR IMMEDIATE RELEASE

Houston -- (August 16, 2006) -- Newfield Exploration Company (NYSE:NFX) today announced results from the Blackbeard West #1 exploration test, located at South Timbalier 168 in 70’ of water. The well was drilled to a total depth of 30,067’ and encountered a thin gas bearing sand below 30,000’. The well failed to reach its primary targets because of higher than expected pressure. The operator is preparing to temporarily abandon the well.

“Although disappointed that we were unable to test our primary objectives, we have learned a great deal about drilling ultra-deep wells,” said David A. Trice, Newfield Chairman, President and CEO. “This has been a challenging well to test a true frontier play, but Newfield is sufficiently encouraged to continue investing in this play. We intend to use the information gathered from this well to investigate if a well can be designed which will allow us to safely test this prospect in the future.”

Newfield has invested approximately $25 million (net) to date in the drilling of the Blackbeard West #1 well, which covers multiple blocks in the South Timbalier and Ship Shoal areas offshore Louisiana. The Blackbeard West Prospect is subject to a 1.25% overriding royalty interest held by the Treasure Island Royalty Trust (OTC Pink Sheets: TISDZ).

Blackbeard West #1 is operated by Exxon Mobil Corporation, with a 25% interest in the well. Newfield has a 23% interest. Other co-venturers include BP Exploration and Production Inc. (20%), Petrobras America Inc. (20%), Dominion Exploration & Production Inc. (7%) and BHP Billiton Petroleum (Deepwater) Inc. (5%).

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

The redesign and drilling of an exploration test of the Blackbeard West Prospect is subject to numerous uncertainties. The lease blocks on which the prospect is located are beyond their primary terms. Newfield is working on plans to retain the leases, but its success is uncertain. Newfield also is uncertain whether the prospect can be safely tested in an economically feasible manner. Newfield anticipates that it will be at least two years before drilling of a redesigned well could commence. There is no production and there are no proved reserves associated with the Treasure Island exploration concept. Blackbeard West #1 was the first well drilled to test this exploration concept and no wells have encountered commercial quantities of hydrocarbons. As a result, ultimate commercialization of the concept may never be realized because no prospects are tested, because oil or gas is not discovered or, if discovered, because the costs of exploration and development may make commercialization uneconomic. Please refer to a more complete discussion of the risks associated with this exploration concept in Treasure Island Royalty Trust's Annual Report on Form 10-K for the year ended December 31, 2005.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email:  info@newfield.com
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